Exhibit 5.1

April 23, 2012

PowerShares DB Commodity Index Tracking Fund

c/o DB Commodity Services LLC

60 Wall Street

New York, New York 10005

Re:	PowerShares DB Commodity Index Tracking Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to PowerShares DB Commodity Index Tracking Fund (formerly known as DB Commodity Index Tracking Fund), a Delaware statutory trust (the “Fund”), in connection with the matters set forth herein. This opinion is being delivered to you at your request.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)

The Certificate of Trust of the Fund, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 23, 2005, as amended by the Certificate of Amendment to the Certificate of Trust, as filed with the Secretary of State on August 2, 2006 with an effective date of August 10, 2006 (the “Certificate of Trust”);

(b)

The Declaration of Trust and Trust Agreement of the Fund, dated as of May 23, 2005, between DB Commodity Services LLC, a Delaware limited liability company, as managing owner (the “Managing Owner”), and Wilmington Trust Company, a Delaware corporation with trust powers, as trustee (the “Trustee”) of the Fund;

PowerShares DB Commodity Index Tracking Fund

April 23, 2012

(c)

The Registration Statement on Form S-3, to be filed by the Fund with the Securities and Exchange Commission on or about April 23, 2012 (the “Registration Statement”), including a prospectus (the “Prospectus”) relating to the common units of beneficial interests in the Fund registered pursuant to the Registration Statement (collectively, the “Limited Units”);

(d)

The Second Amended and Restated Declaration of Trust and Trust Agreement of the Fund, dated as of December 31, 2010, by and among the Managing Owner, the Trustee and the Unitholders from time to time thereunder (the “Trust Agreement”);

(e)	A form of Participant Agreement to be entered into by the Fund, the Managing Owner and each Authorized Participant (as defined in the Prospective (collectively, the “Participant Agreements”); and

(f)	Certificate of Good Standing for the Fund, dated April 23, 2012, obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Managing Owner. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein below, it is our opinion that:

1. The Fund has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

2. The Units to be issued by the Fund will be validly issued and, subject to the qualifications set forth herein, will be fully paid and

PowerShares DB Commodity Index Tracking Fund

April 23, 2012

nonassessable beneficial interests in the Fund, as to which the Limited Owners, as beneficial owners of the Fund, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware. The Limited Owners may be obligated to make certain payments provided for in Sections 4.7(f) and 6.9 of the Trust Agreement.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A. We are admitted to practice law in the State of Delaware, and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

B. We have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended and the Trust Agreement will be in full force and effect when the Units are issued by the Fund, (ii) except to the extent set forth in paragraph 1 above, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us (other than the Fund) under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the Fund) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the Fund) has duly authorized, executed and delivered such documents, (vi) the due submission to the Managing Owner of a Purchase Order Subscription Agreement by each Authorized Participant (as defined in the Prospectus); (vii) the due acceptance by the Managing Owner of each Purchase Order Subscription Agreement and the due issuance in accordance with the Trust Agreement of the Limited Units relating thereto to the Authorized Participants (as defined in the Prospectus); (viii) the payment by each Authorized Participant (as defined in the Prospectus) to the Fund of the full consideration due from it for the Limited Units subscribed to by it; and (ix) the Limited Units will be offered and sold as described in the Registration Statements, the Participant Agreements and the Trust Agreement.

PowerShares DB Commodity Index Tracking Fund

April 23, 2012

C. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/JWP